FOR IMMEDIATE RELEASE

     Exhibit 99.1

March 23, 2012

INFRASTRUCTURE MATERIALS CORP.’S OPTION PARTNER TERMINATES OPTION
AGREEMENT FOR SILVER QUEEN AND KLONDYKE PROPERTIES

Reno, Nevada, March 23, 2012 – Infrastructure Materials Corp. (OTCBB: IFAM; TSX-V: IFM, IFM.s) (the "Company") announced today that its option agreement (the "Option Agreement") with MGold Resources Inc. (TSX-V: MNI) ("MGold") concerning the Company’s Silver Queen and Klondyke properties has been terminated by MGold. Termination of the Option Agreement is effective as of April 15, 2012, or such earlier date as the Company and MGold agree.

Under the terms of the Option Agreement, MGold had the option to acquire a 50% working interest in the Silver Queen property by incurring exploration expenditures of CDN$4 million over a thirty-month period plus cash payments to SRC of CDN$2 million over a thirty-three month period. The Option Agreement also called for MGold to expend CDN$1,350,000 over a thirty-month period plus cash payments of CDN$265,000 over a thirty-three month period to acquire a 50% working interest in the Klondyke property. MGold elected to terminate the Option Agreement and to discontinue cash payments and exploration expenditures for both the Silver Queen and Klondyke properties ahead of a March 16, 2012 work commitment and cash payment anniversary date. As a result of the Option Agreement termination, the Company retains its 100% interest in both the Silver Queen and Klondyke properties located in Esmeralda County, Nevada.

Infrastructure Materials Corp. is an exploration stage mining company that is directing its efforts to the exploration and development, if warranted, of cement grade limestone deposits in strategic locations in the United States and Canada and precious metal properties located in Nevada.

For more information, please contact:
Mason Douglas, President
Phone: 866-448-1073
Fax: 775-322-4458
Email: info@infrastructurematerialscorp.com
or visit our website at
www.cementforthefuture.com or
www.infrastructurematerialscorp.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" within the meaning of U.S. securities laws Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate," "estimate" and other similar words or statements to the effect that certain events or conditions "may", "have" or "will" occur. This release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, "resource" is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in this press release. The Company undertakes no obligation to update forward-looking statements or historical information unless specifically required by law. The reader is cautioned not to place undue reliance on forward-looking statements.